EXHIBIT 3(c)

                             APPALACHIAN POWER COMPANY

                               ARTICLES OF AMENDMENT
                                      TO THE
                  RESTATED ARTICLES OF INCORPORATION, AS AMENDED

      1.     The name of the corporation is APPALACHIAN POWER COMPANY.

      2. The Amendment adopted is to remove in its entirety ARTICLE V, Clause 7(B)(b) from the Restated Articles of Incorporation, as amended.

      3. On January 30, 1997, notice of the meeting, accompanied by a copy of the Amendment, was given in the manner provided in the Virginia Stock Corporation Act to each of the Corporation's shareholders of record. The foregoing Amendment was adopted by the shareholders of the Corporation on February 28, 1997.

      4. On January 29, 1997, the foregoing Amendment was proposed by the Board of Directors of the Corporation, which found adoption of the Amendment to be in the Corporation's best interest and directed that it be submitted to the shareholders of the Corporation for their approval at a special meeting on February 28, 1997.

      5. Holders of the shares of the Corporation's common stock and preferred stock were eligible to vote separately as a class in the adoption of the Amendment. The number of shares of common stock and preferred stock voted for the Amendment was sufficient to approve the Amendment. The designation, the number of outstanding shares on the record date, the number of votes entitled to be cast by each voting group entitled to vote separately on the foregoing Amendment and the undisputed number of votes cast for, against and abstaining from the Amendment were as follows:

                                            Undisputed Votes Cast
                             Entitled
Class           Outstanding  to Vote        For    Against  Abstain

Cumulative
Preferred
Stock,
no par value    2,198,150    2,198,150

Common Stock
no par value                13,499,500     13,499,500


                                            APPALACHIAN POWER COMPANY


                                            By_/s/ John M. Adams, Jr.
                                               John M. Adams, Jr.
                                              Assistant Secretary
March 3, 1997